UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BIOFORM MEDICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our Stockholders:

Enclosed please find supplemental proxy material relating to our 2008 Annual Meeting of Stockholders to be held at our principal executive offices located at 1875 South Grant Street, San Mateo, California 94402, First Floor, at 8:30 a.m. local time on December 12, 2008. In particular, your attention is directed to the proposal to amend our 2003 (Active) Stock Plan (the “2003 Plan”) and 2007 Equity Incentive Plan (the “2007 Plan”) to permit awards previously granted under the 2003 Plan to be included under the 2007 Plan exchange program and to make certain related changes. The proposal will be considered with the other matters scheduled for consideration at our 2008 Annual Meeting of Stockholders. Stockholders of record at the close of business on October 22, 2008 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof.

On all matters for consideration at the 2008 Annual Meeting of Stockholders, your proxy card must be received by 8:30 a.m. Pacific Standard Time on December 12, 2008.

By order of the board of directors,

By:	/s/ Steven L. Basta
Steven L. Basta Chief Executive Officer and Director

San Mateo, California

November 25, 2008

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY AND AS INSTRUCTED ON THE ENCLOSED PROXY CARD; YOU MAY COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

The enclosed proxy card covers the two proposals covered by the proxy card distributed with our October 23, 2008 Proxy Statement and adds a proposal to amend the 2003 Plan and the 2007 Plan. If you wish to vote on the proposal to amend the 2003 Plan and the 2007 Plan, you must execute and deliver the enclosed proxy card. Signing and submitting this new proxy card will revoke any prior proxy in its entirety if submitted prior to 8:30 a.m. Pacific Standard Time on December 12, 2008, so if you submit the proxy card you should mark the proxy card in the appropriate place to indicate your vote on all matters covered thereby, even if you previously submitted a proxy. If you have previously executed and delivered a proxy card covering the first two proposals and do not return the enclosed proxy card by December 12, 2008, you vote will be counted as indicated on your previously executed card.

PROPOSAL THREE—AMENDMENT OF 2003 (ACTIVE) STOCK PLAN AND

2007 EQUITY INCENTIVE PLAN TO PERMIT AWARDS PREVIOUSLY GRANTED UNDER

THE 2003 (ACTIVE) STOCK PLAN TO BE INCLUDED UNDER

THE 2007 EQUITY INCENTIVE PLAN EXCHANGE PROGRAM

Overview

Our board of directors has approved, and recommended that our stockholders approve, amendments to the 2003 (Active) Stock Plan (the “2003 Plan”) and to the 2007 Equity Incentive Plan (the “2007 Plan”) to permit awards previously granted under the 2003 Plan to be included under the 2007 Plan exchange program and to make certain related changes.

The 2007 Plan, adopted by our board of directors in August 2007 and approved by our stockholders in September 2007, provides for an exchange program whereby options previously granted under the 2007 Plan may be exchanged for new options granted under the 2007 Plan. However, the 2007 Plan does not currently permit options granted under plans other than the 2007 Plan to be included in such an exchange program, and the 2003 Plan does not currently permit us to undertake an exchange program with regard to options granted under the 2003 Plan. In addition, the 2007 Plan does not currently permit cancelled 2003 Plan options to be reissued under the 2007 Plan. By approving this proposal, we would be able to implement an exchange program that could provide our employees, officers and directors with the opportunity to exchange their existing stock options for new stock options covering the same or a different number of shares of our common stock, but with an option price based on a current fair market value per share of our common stock. With the amendment to the 2007 Plan, the cancelled 2003 Plan shares would become available under the 2007 Plan for issuance in the exchange.

You are being asked to approve an amendment to the 2003 Plan in substantially the form attached hereto as Appendix A and an amendment to the 2007 Plan in substantially the form attached hereto as Appendix B. As the proposed amendments to the 2003 Plan and the 2007 Plan have already been approved by the compensation committee of our board of directors, these amendments will automatically become effective upon approval by our stockholders.

In the event of such approval, we expect to implement an exchange program. We have not yet determined the parameters of such a program, but expect it to have significant benefits for our company by giving us the opportunity to utilize our equity as a meaningful incentive and retention tool without increasing the number of outstanding stock options.

Summary Stock Option Plans

We have one active stock option plan, the 2007 Plan, which became effective as of our IPO in November 2007. Previously we granted stock options under three other plans: the 2003 Plan, the 2003 (Terminated) Stock Plan, and the 2000 Plan. All three of these earlier plans have been terminated and we can no longer grant stock options under them. Options previously granted under them remain in effect. As of September 30, 2008, a total of 5,851,993 shares of our common stock are reserved for issuance pursuant to the 2007 Plan, of which options to purchase 2,250,700 shares are issued and outstanding, and a total of 4,989,572 shares of our common stock are reserved for issuance pursuant to stock options granted under our 2003 Plan, all of which stock options are issued and outstanding.

2007 Plan. Our Board of Directors adopted the 2007 Plan in August 2007 and our stockholders approved the plan in September 2007. The 2007 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants.

The number of shares available for issuance under the 2007 Plan also includes an annual increase on the first day of each fiscal year, equal to the least of:

•	4.0% of the outstanding shares of common stock as of the last day of our immediately preceding fiscal year;

•	4,000,000 shares; or

•	such other amount as our board of directors may determine.

The Compensation Committee of our Board of Directors is the administrator of the 2007 Plan. Our Compensation Committee consists solely of at least two or more “outside directors” within the meaning of Section 162(m) of the Code so that options granted under the 2007 Plan would be able to qualify as “performance based compensation.” Under Section 162(m) of the Code, the annual compensation paid to our named executive officers will only be deductible to the extent it does not exceed $1,000,000. However, we can preserve our deduction with respect to income recognized pursuant to options if the conditions for performance based compensation under Section 162(m) are met, which requires, among other things, that options be granted by a committee consisting of at least two “outside directors.” Subject to the provisions of the 2007 Plan, the administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a lower exercise price.

The exercise price of options granted under the 2007 Plan must at least be equal to the fair market value of our common stock on the date of grant. In general, the term of an option is 10 years and the term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. Subject to the provisions of the 2007 Plan, the administrator determines the term of all other options.

After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock appreciation rights may be granted under our 2007 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2007 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted stock may be granted under our 2007 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted stock units may be granted under our 2007 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion may accelerate the time at which any restrictions will lapse or be removed.

Performance units and performance shares may be granted under our 2007 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Unless the administrator provides otherwise, our 2007 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Our 2007 Plan provides that in the event of a merger or “change in control,” as defined in the 2007 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the outstanding awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the awards will become fully exercisable. The award will terminate upon the expiration of the period of time the administrator provides in the notice. In the event the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options, restricted stock units, and stock appreciation rights (if any) will fully vest and become immediately exercisable, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Our 2007 Plan will automatically terminate in 2017, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate our 2007 Plan provided such action does not impair the rights of any participant.

Section 162(m) of the Code

Under Section 162(m) of the Internal Revenue Code, a public company generally may not deduct compensation in excess of $1.0 million paid to its chief executive officer and the four next most highly compensated executive officers. Until the annual meeting of our stockholders in 2010, or until our 2007 Plan is materially amended, if earlier, awards granted under that plan will not be subject to the deduction limit under Section 162(m).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE 2003 PLAN AND THE 2007 PLAN TO PERMIT AWARDS PREVIOUSLY GRANTED UNDER THE 2003 PLAN TO BE INCLUDED UNDER THE 2007 PLAN EXCHANGE PROGRAM AND TO MAKE CERTAIN RELATED CHANGES

Revised Proxy Card

Enclosed is a revised proxy card. This proxy card covers the two proposals covered by the proxy card distributed with our October 23, 2008 Proxy Statement and adds the proposal to amend the 2003 Plan and the 2007 Plan. If you wish to vote on the proposal to amend the 2003 Plan and the 2007 Plan, you must execute and deliver the enclosed proxy card. Signing and submitting this new proxy card will revoke any prior proxy in its entirety if submitted prior to 8:30 a.m. Pacific Standard Time on December 12, 2008, so if you submit the proxy card you should mark the proxy card in the appropriate place to indicate your vote on all matters covered thereby, even if you previously submitted a proxy. If you have previously executed and delivered a proxy card covering the first two proposals and do not return the enclosed proxy card by December 12, 2008, you vote will be counted as indicated on your previously executed card.

This Supplemental Proxy Material is dated November 25, 2008 and is first being mailed to stockholders on or about November 26, 2008.

Appendix A

FIRST AMENDMENT TO THE

BIOFORM MEDICAL 2003 (ACTIVE) STOCK PLAN

This First Amendment (the “Amendment”) to the BioForm Medical, Inc. 2003 (Active) Stock Plan (the “2003 Plan”), approved by the compensation committee of the board of directors of BioForm Medical, Inc. (the “Company”) on November 24, 2008, amends the 2003 Plan as follows:

1.	By adding the following to Section 2:

“2007 Plan” means the BioForm Medical, Inc. 2007 Equity Incentive Plan.

“Award” means, individually or collectively, a grant of Options or Stock Purchase Rights under the Plan or the 2007 Plan, as applicable.

“Exchange Program” means a program under which (i) outstanding Awards granted under the Plan are cancelled in exchange for Awards granted under the 2007 Plan, of the same type (which may have higher or lower exercise prices and different terms) or of a different type, and/or for cash, (ii) participants would have the opportunity to transfer any outstanding Awards granted under the Plan to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award under the Plan is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.”

2.	By adding the following to Section 4(b):

“(ix) to determine the terms and conditions of any, and to institute any Exchange Program.”

Appendix B

FIRST AMENDMENT TO THE

BIOFORM MEDICAL 2007 EQUITY INCENTIVE PLAN

This First Amendment (the “Amendment”) to the BioForm Medical, Inc. 2007 Equity Incentive Plan (the “2007 Plan”), approved by the compensation committee of the board of directors of BioForm Medical, Inc. (the “Company”) on November 24, 2008, amends the 2007 Plan as follows:

1.	By substituting the following for Section 2(p):

“ “Exchange Program” means a program under which (i) outstanding Awards and/or awards granted under the Existing Plan are cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or for cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.”

2.	By substituting the following for Section 3(a):

“Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is the total of (x) 4,000,000 shares, consisting of (i) 1,790,279 Shares, plus (ii) 2,209,721 Shares that, as of the Registration Date, have been reserved but not issued pursuant to any awards granted under the Company’s 2003 (Active) Stock Plan (the “Existing Plan”) and are not subject to any awards granted thereunder, and (y) any Shares subject to stock options or similar awards granted under the Existing Plan that, after December 12, 2008, expire, are otherwise terminated without having been exercised in full or are surrendered, exchanged, forfeited to or repurchased by the Company.”